  Exhibit 10.1
ENDRA Life Sciences Inc.

Non-Employee Director Compensation Policy

(Adopted by the ENDRA Life Sciences Inc. Board of Directors, effective March 25, 2019)

Members of the Board of Directors (the “Board”) of ENDRA Life Sciences Inc. (the “Company”) who are not employees of the Company or any subsidiary of the Company (“Directors”) shall be paid the following amounts in consideration for their services on the Board.

Initial Option Grant

Upon his or her initial election to the Board (the “Appointment Date”), each new Director shall be awarded 50,000 Options (an “Initial Option Grant”) under the Company’s 2016 Omnibus Incentive Plan (the “Plan”). To make up for the fact that each of the Company’s non-employee directors as of the effective date of this Policy (the “Policy Effective Date”) did not receive an Initial Option Grant when they joined the Board, on the Policy Effective Date, each such non-employee director shall receive an Initial Option Grant. All such Options shall vest and become exercisable in three equal annual installments beginning on the one year anniversary of the Grant Date; provided, if a Director ceases to serve as a Director due to the Director’s death, or if there is a Change in Control, then any remaining unvested portion of such Options shall become fully exercisable as of the date of such death or Change in Control. If a Director ceases to serve as a Director at any time for any reason other than death or a Change in Control, then any remaining unvested portion of such Options shall be forfeited as of the date of such cessation of services.

Annual Compensation

Cash Compensation

Each Director shall be paid an annual cash retainer of $40,000, prorated for partial years of service and paid quarterly in arrears.

Equity Compensation

On the first trading day of each calendar year (each, an “Option Grant Date”), each Director will be awarded 12,000 Options; provided no such Options shall be granted for 2019. Such Options shall not become exercisable until the first anniversary of their Option Grant Date (each, an “Annual Award Vesting Date”). If a Director ceases to serve as a Director before the applicable Annual Award Vesting Date due to the Director’s death, or if there is a Change in Control prior to the Annual Award Vesting Date, then the Options shall become fully exercisable as of the date of such death or Change in Control. If a Director ceases to serve as a Director at any time for any reason other than death before the earlier of the Annual Award Vesting Date or a Change in Control, then any Options issued pursuant to the annual equity grant shall become vested pro rata (based on the number of days between the Option Grant Date and the date of cessation of services divided by 365), and to the extent the Options are not thereby exercisable, they shall be forfeited as of the date of such cessation of services.

Equity Award Terms

Capitalized terms used in this Policy and not otherwise defined shall have the meanings given to them in the Plan, or any successor equity compensation plan under which Directors receive awards (the “Plan”). Any Options granted under this Policy shall be granted under and pursuant to the Plan. Any Options issued in accordance with the terms of this Policy shall have a term of ten years and shall be exercisable through the date that is 12 months following the date the Director ceases to serve as a Director unless otherwise provided in the Plan. The Board, in its sole discretion and in recognition for meritorious service, may elect to vest up to 100% of a Director’s unvested equity awards upon retirement.

Expense Reimbursement

The compensation described in this Policy is in addition to reimbursement of all reasonable out-of-pocket expenses incurred by Directors in attending meetings of the Board.

Employee Directors

An employee of the Company who serves as a director on the Board or on the board of directors of a Company subsidiary shall not receive any additional compensation for such service.

Section 409A

This Policy is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Policy shall be interpreted and administered to be in compliance therewith.